Chevron Corporation
Policy, Government and Public Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevron.com

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
APRIL 28, 2006
CHEVRON REPORTS FIRST QUARTER NET INCOME OF $4 BILLION
•	Net income of $4 billion up 49% from the first quarter 2005

•	Capital and exploratory expenditures of $3 billion up 80% from the first quarter 2005

•	Unocal integration substantially complete and acquisition-related synergy benefits largely achieved
     SAN RAMON, Calif., April 28, 2006 — Chevron Corp. today reported net income of $4 billion ($1.80 per share — diluted) for the first quarter 2006, compared with net income of $2.7 billion ($1.28 per share — diluted) in the year-ago period.
     Sales and other operating revenues in the first quarter 2006 were $54 billion, up 32 percent from the same period in 2005, mainly as a result of higher prices for crude oil, natural gas and refined products and the inclusion of revenues related to the former Unocal operations acquired in August 2005.
Earnings Summary

	Three Months Ended
	March 31
Millions of Dollars	2006	2005

Income by Business Segment
Upstream — Exploration and Production	$3,458	$2,379
Downstream — Refining, Marketing and Transportation	580	409
Chemicals	153	137
All Other	(195)	(248)

Net Income*	$3,996	$2,677

*Includes foreign currency effects	$(108)	$(21)
Quarterly Results
     “Higher earnings in the first quarter were primarily driven by the performance of our upstream business,” said Chairman and CEO Dave O’Reilly. “Prices for crude oil and natural gas were strong during the period, and oil-equivalent production increased nearly 10 percent from a year ago as a result of the Unocal acquisition last August.
     “The former Unocal businesses have been efficiently integrated,” O’Reilly added. “We are on target to capture the savings we anticipated from operational synergies, and the economics of the acquisition as currently assessed are even more favorable than initially estimated.”
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     For the company’s downstream business, O’Reilly said earnings also increased significantly from last year’s first quarter, mainly the result of higher average margins for refined products and an 8 percent increase in crude-oil inputs to the company’s refineries worldwide. First quarter earnings for chemical operations increased 12 percent from a year ago on improved margins for commodity chemicals and additives for fuels and lubricating oils.
     Net income in the first quarter 2006 was reduced by an estimated $300 million due to carryover effects of last season’s hurricanes in the Gulf of Mexico. The majority of the profit impact was associated with lower oil and gas production due to damaged infrastructure.
Financial Performance
     “Over the past 12 months, we achieved a 24 percent return on capital employed,” O’Reilly remarked. “As a result of our strong financial performance, we were pleased to announce earlier this week an increase in the quarterly stock dividend of more than 15 percent.
     “Our capital and exploratory spending of $3 billion in the first quarter was up more than 80 percent from a year ago,” O’Reilly added. “And we purchased $1 billion of our company’s common stock in the open market during the period as part of a $5 billion buyback program initiated last December.”
Strategic Progress
     O’Reilly also noted recent successes in obtaining rights to additional acreage for the company’s exploration and development portfolio:
•	Canada — Acquisition of five heavy oil leases in the Athabasca region of northern Alberta. The leases comprise approximately 75,000 acres and contain significant volumes of oil that can be recovered through horizontal wells and steam injection.

•	Thailand — Announcement of the signing of two petroleum exploration concessions in the Gulf of Thailand. One exploration block is in the proximity of Chevron’s Tantawan and Plamuk fields. The company will retain a 71 percent interest and be the operator of this block and will have a 16 percent nonoperated interest in the other.

•	Australia — Award of exploration rights to a large offshore block located in the Carnarvon Basin, offshore Western Australia. The block is adjacent to the Chevron-led Gorgon Project. Chevron will be the operator and hold a 50 percent interest.

•	Norway — Award of exploration rights to six blocks in the 19th Norwegian Licensing Round. The 40 percent-owned blocks are located in the Nordkapp East Basin in the Norwegian Barents Sea.
     In the downstream business, Chevron acquired a 5 percent interest in Reliance Petroleum Limited, a company formed by Reliance Industries Limited to construct, own and operate a refinery in Jamnagar, India. The new refinery will be the world’s sixth largest, designed for a crude oil processing capacity of 580,000 barrels per day. Chevron has signed two memoranda of understanding with Reliance Industries to jointly pursue other downstream and upstream business opportunities in this important growth market. If discussions pursuant to the memoranda of understanding lead to definitive agreements, Chevron may increase its equity stake in Reliance Petroleum to 29 percent.
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Near-Term Outlook
     “Earnings in the first quarter improved for all of our major businesses, and we continued to make significant progress on the upstream projects that will add to the company’s future production of crude oil and natural gas,” O’Reilly said. “Our company is in an excellent position to continue adding value for our stockholders and helping to satisfy the energy needs of the world economies.”
UPSTREAM — EXPLORATION AND PRODUCTION
     Worldwide oil-equivalent production of 2,644,000 barrels per day in the first quarter 2006, including volumes produced from Canadian oil sands and production under an operating service agreement in Venezuela, increased 10 percent from the 2005 first quarter. The increase between periods was associated with production from the former Unocal operations, but the increase was tempered by the relatively higher volumes in the 2006 period that were offline due to earlier hurricanes. Average U.S. prices for crude oil and natural gas liquids in the first quarter 2006 increased by almost $15 to over $53 per barrel. Internationally, prices were also up nearly $15 per barrel to about $55. The average price for natural gas in the 2006 quarter was about $7.50 per thousand cubic feet in the United States and $3.80 in the international areas of operation. Both amounts were up about 30 percent from the first quarter of last year.
     U.S. Upstream

	Three Months Ended
	March 31
Millions of Dollars	2006	2005

Income	$1,214	$767

     U.S. upstream income of $1.2 billion in the first quarter increased 58 percent from the 2005 period, primarily due to higher crude oil and natural gas prices and higher production as a result of the Unocal acquisition. Partially offsetting these benefits were higher operating expenses, including costs associated with the repair and restoration of facilities damaged by hurricanes last summer.
     Net oil-equivalent production increased 4 percent to 750,000 barrels per day in the 2006 quarter. Production from the former Unocal assets was partially offset by the effect of last year’s hurricanes and normal field declines. The liquids component of oil-equivalent production in the 2006 quarter of 453,000 barrels per day was essentially unchanged from a year ago. Net natural gas production in 2006 of 1.8 billion cubic feet per day was up 11 percent.
     The company indicated that production offline in the Gulf of Mexico due to last year’s hurricanes continues to be restored. In the first quarter 2006, oil-equivalent production was about 200,000 barrels per day, up more than 20 percent from the fourth quarter 2005. Production for the full-year 2006 is also expected to average 200,000 barrels per day, as the restoration of additional volumes will be essentially offset by normal field declines occurring elsewhere in the region.
     International Upstream

	Three Months Ended
	March 31
Millions of Dollars	2006	2005

Income*	$2,244	$1,612

* Includes foreign currency effects	$(123)	$(18)
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     International upstream income increased 39 percent to $2.2 billion in 2006. The improvement was due mainly to higher prices for both liquids and natural gas and higher production associated with the former Unocal properties. Higher expenses in 2006 included the settlement of a tax claim in Venezuela and write-offs connected with the Hebron project offshore eastern Canada after activities there were indefinitely suspended. Foreign currency effects decreased earnings by $123 million in first quarter 2006 vs. $18 million a year earlier. The impact in 2006 was due mainly to the strengthening of the currency in Thailand against the U.S. dollar.
     Net oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, increased 12 percent to 1,894,000 barrels per day in the 2006 quarter. The net liquids component increased 2 percent to 1,366,000 barrels per day, with the added volumes from the former Unocal operations partially offset by reduced output due to equipment repairs at facilities in Kazakhstan, lower cost-recovery volumes under certain production-sharing agreements and the effect of storms in Australia. Net daily natural gas production of 3.2 billion cubic feet increased 47 percent from the first quarter 2005 as a result of the Unocal acquisition.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     U.S. Downstream

	Three Months Ended
	March 31
Millions of Dollars	2006	2005

Income	$210	$58

     U.S. downstream earnings of $210 million increased $152 million from last year’s first quarter, mainly as a result of improved refinery utilization and higher refined-product margins.
     Sales volumes for refined products increased 5 percent to 1,534,000 barrels per day in 2006. Branded gasoline sales increased 2 percent from last year’s quarter to 595,000 barrels per day, mainly reflecting the continued growth of the Texaco brand.
     International Downstream

	Three Months Ended
	March 31
Millions of Dollars	2006	2005

Income*	$370	$351

*Includes foreign currency effects	$9	$12
     International downstream income of $370 million increased by approximately 5 percent from the first quarter 2005. The increase resulted mainly from improved margins for refined products across most locations.
     Total refined-product sales volumes of 2,332,000 barrels per day were flat between periods.
CHEMICALS

	Three Months Ended
	March 31
Millions of Dollars	2006	2005

Income*	$153	$137

*Includes foreign currency effects	$(6)	$(1)
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     Chemical operations earned $153 million in the first quarter 2006, compared with $137 million in the 2005 period. Improved results were primarily due to higher olefins and polyolefins margins for the company’s 50 percent-owned Chevron Phillips Chemical Company LLC affiliate and higher margins for additives sold by the company’s Oronite subsidiary for use in fuels and lubricating oils.
ALL OTHER

	Three Months Ended
	March 31
Millions of Dollars	2006	2005

Net Charges*	$(195)	$(248)

*Includes foreign currency effects	$12	$(14)
     All Other consists of the company’s interest in Dynegy, mining operations of coal and other minerals, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
     Net charges were $195 million in the first quarter 2006, compared with $248 million in the corresponding 2005 period. The decrease in net charges was primarily associated with reduced Dynegy losses and favorable foreign currency effects.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures were $3 billion in the first quarter 2006 vs. $1.7 billion in the same period of 2005. The amounts in each period included approximately $300 million for the company’s share of affiliate expenditures. Upstream expenditures represented 82 percent of the companywide total in 2006.
# # #
NOTICE
Chevron’s discussion of first quarter 2006 earnings with security analysts will take place on Friday, April 28, 2006, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Earnings Supplement that is available under “Financial Reports” on the Web site.
Chevron will post selected second quarter 2006 interim company and industry performance data on its Web site on Wednesday, June 28, 2006, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” heading.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     This press release of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
     Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting
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supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; potential disruption or interruption of the company’s net production or manufacturing facilities due to war, accidents, political events, civil unrest or severe weather; potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental regulations and litigation (including, particularly, regulations and litigation dealing with gasoline composition and characteristics); potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 31 and 32 of the company’s Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.
4/28/06
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CHEVRON CORPORATION — FINANCIAL REVIEW	-1-
(Millions of Dollars, Except Per-Share Amounts)
CONSOLIDATED STATEMENT OF INCOME
                    (unaudited)

	Three Months
	Ended March 31
REVENUES AND OTHER INCOME	2006	2005
Sales and other operating revenues(1)(2)	$53,524	$40,490
Income from equity affiliates	983	889
Other income	117	228

Total Revenues and Other Income	54,624	41,607

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products, operating and other expenses (2)	40,240	30,112
Depreciation, depletion and amortization	1,788	1,334
Taxes other than on income(1)	4,794	5,126
Interest and debt expense	134	107
Minority interests	26	21

Total Costs and Other Deductions	46,982	36,700

Income Before Income Tax Expense	7,642	4,907
Income tax expense	3,646	2,230

NET INCOME	$3,996	$2,677

PER-SHARE OF COMMON STOCK
Net Income – Basic	$1.81	$1.28
– Diluted	$1.80	$1.28
Dividends	$0.45	$0.40

Weighted Average Number of Shares Outstanding (000’s)
– Basic	2,213,980	2,090,609
– Diluted	2,223,843	2,099,899

(1) Includes consumer excise taxes.	$2,115	$2,116
(2) Includes amounts in revenues for buy/sell contracts. (Associated costs are included in Purchased crude oil and products, operating and other expenses.)	$6,725	$5,375

CHEVRON CORPORATION — FINANCIAL REVIEW	-2-
(Millions of Dollars)

INCOME BY MAJOR OPERATING AREA	Three Months
(unaudited)	Ended March 31
	2006	2005
Upstream — Exploration and Production
United States	$1,214	$767
International	2,244	1,612

Total Exploration and Production	3,458	2,379

Downstream — Refining, Marketing and Transportation
United States	210	58
International	370	351

Total Refining, Marketing and Transportation	580	409

Chemicals	153	137
All Other (1)	(195)	(248)

Net Income	$3,996	$2,677

SELECTED BALANCE SHEET ACCOUNT DATA	Mar. 31, 2006	Dec. 31, 2005
	(unaudited)
Cash and Cash Equivalents	$10,703	$10,043
Marketable Securities	$1,061	$1,101
Total Assets	$127,731	$125,833
Total Debt	$12,110	$12,870
Stockholders’ Equity	$64,841	$62,676

	Three Months
	Ended March 31
CAPITAL AND EXPLORATORY EXPENDITURES(2)	2006	2005
United States
Exploration and Production	$820	$386
Refining, Marketing and Transportation	192	111
Chemicals	17	19
Other	46	77

Total United States	1,075	593

International
Exploration and Production	1,693	941
Refining, Marketing and Transportation	272	148
Chemicals	6	7
Other	2	1

Total International	1,973	1,097

Worldwide	$3,048	$1,690

(1) Includes the company’s interest in Dynegy Inc., mining operations of coal and other minerals, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.

(2) Includes interest in affiliates:
United States	$32	$36
International	$279	$257

Total	$311	$293

CHEVRON CORPORATION — FINANCIAL REVIEW	-3-

	Three Months
OPERATING STATISTICS (1)	Ended March 31
	2006	2005
NET LIQUIDS PRODUCTION (MB/D):
United States	453	452
International	1,228	1,195

Worldwide	1,681	1,647

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,782	1,600
International	3,165	2,155

Worldwide	4,947	3,755

OTHER PRODUCED VOLUMES-INTERNATIONAL (MB/D): (3)	138	138

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	750	719
International	1,894	1,692

Worldwide	2,644	2,411

SALES OF NATURAL GAS (MMCF/D): (5)
United States	6,961	4,919
International	3,093	2,057

Worldwide	10,054	6,976

SALES OF NATURAL GAS LIQUIDS (MB/D): (5)
United States	111	172
International	109	114

Worldwide	220	286

SALES OF REFINED PRODUCTS (MB/D): (6)
United States	1,534	1,462
International	2,332	2,331

Worldwide	3,866	3,793

REFINERY INPUT (MB/D):
United States	939	855
International	1,079	1,014

Worldwide	2,018	1,869

(1) Includes interest in affiliates.
(2) Includes natural gas consumed on lease (MMCF/D):
United States	29	52
International	356	309
(3) Other produced volumes — International (MB/D):
Athabasca Oil Sands (Canada)	26	26
Boscan Operating Service Agreement (Venezuela)	112	112

	138	138

(4) Oil-equivalent production is the sum of net liquids production, net gas production and other produced liquids. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) 2005 conformed to the 2006 presentation.
(6) Includes volumes for buy/sell contracts (MB/D):
United States	106	86
International	98	138

Total	204	224